EXHIBIT 99.1

AGREEMENT

AGREEMENT made as of this 31st day of May, 2007, by and among Shimon Citron, (“Citron”), Yariv Citron, Pini Gershon, Abramovich Trust Company Ltd., Natan Lerer and Azriel Zolti (each, a “Shareholder” and collectively, the “Shareholders”).

Background

Each Shareholder is the beneficial owner, with voting power, of the number of shares (“Shares”) of the voting common stock, par value $0.01 per share (the “Common Stock”), of Zone 4 Play, Inc. (the “Corporation”) as are listed on Exhibit A hereto.  Citron and each Shareholder have agreed that such Shareholder will grant Citron certain rights with respect to Shares held by such Shareholder, on the terms and conditions set forth herein.

NOW, THEREFORE, in exchange for the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby expressly acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Voting for Directors.

(a)  At the next election of directors of the Corporation (whether at a meeting or by written consent in lieu of a meeting) after the date of this Agreement, each Shareholder shall vote or cause to be voted the Shares for the election of directors in the manner directed by Citron, and otherwise use its respective best efforts, so as to elect any nominees designated by Citron.

(b)  Each Shareholder hereby irrevocably grants to, and appoints, Citron as his proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, to vote the Shares in accordance with the terms of this Agreement.  Each Shareholder hereby agrees that this proxy and power of attorney is coupled with an interest and may under no circumstances be revoked except upon termination of this Agreement in accordance with the terms hereof.

(c)  This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the law of the State of Nevada or any other applicable corporation law.

2.  Agreement Regarding Certain Actions.  Each Shareholder agrees that, until such time as an election for directors of the Corporation is held, such Shareholder shall not, without Citron’s consent, (i) participate in any transaction in which he or she participates in the formation of any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which seeks or offers to affect control of the Corporation, its Board of Directors or its management, (ii) alone or in concert with others, solicit proxies with respect to any annual or special meeting of shareholders of the Corporation for the purpose of electing the Corporation’s Board of Directors, (iii) advise, assist or encourage any other persons in connection with any of the foregoing.

3.  Term.  This Agreement shall terminate immediately following the next election of directors of the Corporation, whether at a meeting of shareholders (including all postponements and adjournments of such meeting of shareholders) or by written consent in lieu of a meeting.

4.  Miscellaneous.

(a)  No failure to act upon any default or to exercise any right or remedy hereunder shall constitute a waiver of such default (unless cured) or any subsequent default or of such right or remedy.

(b)  No amendment or modification of this Agreement shall be effective unless made in writing and executed by both parties.

(c)  This Agreement and the interpretation and enforcement of the terms hereof shall be governed by the laws (other than the laws of conflict of laws) of the State of Nevada.  The parties consent to subject themselves to the jurisdiction of the courts of the State of Delaware for all causes of action, whether in law or equity, which may arise among themselves with respect to this Agreement.  The parties further agree that any suit, action or proceeding shall be instituted only in the Courts of the State of Delaware or the United States District Court for the District of Delaware.

(d)  This instrument contains the entire agreement of the parties hereto, and there are no promises or understandings not herein expressed made as an inducement to the execution of this instrument or otherwise.

(e)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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(f)   This Agreement shall inure to the benefit of and shall be legally binding upon the parties hereto and the heirs, successors and assigns of them and each of them.

(g)  This Agreement is exclusively for the benefit of the parties to it and there are no third parties intended to benefit from it in any way whatsoever.

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IN WITNESS WHEREOF, this instrument has been executed the day and year first above written.

/s/ Shimon Citron
Shimon Citron

/s/ Yariv Citon
Yariv Citron

/s/ Pini Gershon
Pini Gershon

Abramovich Trust Company Ltd.

By:	/s/ Avi Abramovich
Avi Abramovich

/s/ Natan Lerer
Natan Lerer

/s/ Azriel Zolti
Azriel Zolti

EXHIBIT A

Number of Shares
Name	Subject to Agreement
Shimon Citron	2,864,323

Yariv Citron	494,449

Pini Gershon	2,706,950

Abramovich Trust Company Ltd.	857,462

Natan Lerer	658,175

Azriel Zolti	514,268